Exhibit 10.1

AMENDMENT NO. 1
TO SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF FARMLAND PARTNERS OPERATING PARTNERSHIP, LP

This Amendment No. 1 to the Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP (this “Amendment”) is made as of March 2, 2016 by Farmland Partners OP GP, LLC, a Delaware limited liability company (the “General Partner”), as sole general partner of Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP,  dated as of April 16, 2014 (the “Partnership Agreement”), for the purpose of designating the rights and preferences of Series A Preferred Partnership Units (as defined below) and issuing additional Partnership Units in the form of Preferred Partnership Units (as defined below).  Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, Farmland Partners Inc., a Maryland corporation (the “Parent”), is the sole and managing member of the General Partner;

WHEREAS, the Parent, the Partnership, FPI Illinois I LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, and FPI Illinois II LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership, on the one hand, and Forsythe Family Farms, Inc., Gerald R. Forsythe, Forsythe-Fournier Farms, LLC, Forsythe-Fawcett Farms, LLC, Forsythe-Bernadette Farms, LLC, Forsythe Land Company, Forsythe Family Farms, L.P., Forsythe Family Farms II, L.P., and Forsythe-Breslow Farms, LLC (collectively, the “Contributor Parties”), on the other hand, have entered into that certain Contribution Agreement, dated as of November 9, 2015 (the “Contribution Agreement”), providing for, among other things, the Contributor Parties’ contribution of certain property, rights and assets to the Partnership and the Partnership’s issuance of Class A Units and Series A Preferred Partnership Units (as defined below) and admission of the Contributor Parties as limited partners of the Partnership; and

WHEREAS, pursuant to the Contribution Agreement, the General Partner desires to amend the Partnership Agreement to create additional Partnership Units in the form of Series A Preferred Partnership Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Partnership Agreement hereby is amended as follows:

1.                                      Article I of the Partnership Agreement is hereby amended to add the following definitions:

“Common Partnership Interest” shall mean an ownership interest in the Partnership, other than a Preferred Partnership Interest, and includes any and all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such person to comply with the terms and provisions of this Agreement and the Act.

“Common Partnership Unit” shall mean a fractional, undivided share of the Common Partnership Interests of all Partners issued hereunder.

“Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by a designated series of Preferred Partnership Units, having a preference in payment of distributions or upon liquidation as determined by the General Partner for such series of Preferred Partnership Units and as set forth in an amendment to this Agreement, and includes all benefits to which the holder of such an ownership interest may be entitled as provided in this Agreement or the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Act.

“Preferred Partnership Unit” shall mean a fractional, undivided share of Preferred Partnership Interests of all Partners in the specified series issued hereunder.

“Series A Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by the Series A Preferred Partnership Units, having a preference in payment of distributions and upon liquidation as set forth in this Agreement.

“Series A Preferred Partnership Unit” shall mean a fractional, undivided share of the Series A Preferred Partnership Interests of all Partners issued under the Partnership Agreement.

2.                                      In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit A hereto are the terms and conditions of the Series A Preferred Partnership Units, which are hereby established and issued to the Contributor Parties in consideration of their contribution to the Partnership of certain property, rights and assets. The Partnership Agreement hereby is amended to incorporate such Exhibit A as Exhibit A thereto.

3.                                      Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4.                                      This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles or rules governing conflicts of law.

5.                                      If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered on its behalf as of the date first set forth above.

GENERAL PARTNER:

FARMLAND PARTNERS OP GP, LLC,
as sole general partner of Farmland Partners Operating Partnership, LP

By:	/s/ Luca Fabbri
Name:	Luca Fabbri
Title:	Chief Financial Officer, Secretary and Treasurer

Signature Page to Amendment No. 1 to the Second Amended and Restated Agreement of

Limited Partnership of Farmland Partners Realty Operating Partnership, LP

EXHIBIT A

DESIGNATION OF TERMS AND CONDITIONS OF SERIES A PREFERRED
PARTNERSHIP UNITS

(1)                                 Designation and Number. A series of Preferred Partnership Units, designated as Series A Preferred Partnership Units, hereby is established. The number of Series A Preferred Partnership Units shall be 117,000.

(2)                                 Ranking. The Series A Preferred Partnership Units will, with respect to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, rank: (a) senior to Common Partnership Units and any other Partnership Units now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series A Preferred Partnership Units (collectively, with the Common Partnership Units, “Junior Units”); (b) on parity with any other Partnership Units hereafter issued and outstanding, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, on a parity with such Series A Preferred Partnership Units (“Parity Units”); and (c) junior to all Partnership Units hereafter issued and outstanding that are properly approved pursuant to Section 8(b) hereof, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, senior to the Series A Preferred Partnership Units (“Senior Units”).

(3)                                 Distributions.

(a)                                 Subject to the preferential rights of the holders of any Senior Units, the holders of the then outstanding Series A Preferred Partnership Units shall be entitled to receive, when, as and if authorized by the General Partner, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 3.00% per annum of the $1,000.00 per Series A Preferred Partnership Unit liquidation preference (equivalent to a fixed annual amount of $30.00 per Series A Preferred Partnership Unit) (the “Liquidation Preference”); provided the General Partner shall authorize and pay to each holder of Series A Preferred Partnership Units, out of funds legally available for the payment of distributions, an amount equal to at least the Required Tax Distribution (as defined below) of such holder for the calendar year, which, for the avoidance of doubt, shall be payable on the applicable Distribution Payment Date following such year, shall be treated as a distribution of the cumulative preferential cash distributions to which such holder is entitled hereunder and shall not, in any event, exceed 3.00% of the Liquidation Preference for such year.  Such distributions shall be cumulative and accrue from (but not including) the first date on which such Series A Preferred Partnership Units are issued (the “Initial Issue Date”), and shall be payable annually in arrears on January 15 of each year, or if not a Business Day, the next succeeding Business Day (each, a “Distribution Payment Date”); provided, however, that no interest or additional distributions or other sums shall accrue on the amount so payable from such Distribution Payment Date to such next succeeding Business Day.  Any distribution payable on the Series A Preferred Partnership Units for any partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions shall be paid to holders of record of Series A Preferred Partnership Units at the close of business on January 1 of the applicable year in which the applicable Distribution Payment Date occurs.  For purposes of this Section 3, the “Required Tax Distribution” for a calendar year and a holder of Series A Preferred Partnership Units means an amount equal to the excess of (i) forty-five percent (45%) of the Net Income allocated to such holder pursuant to Section 6.1.A(5) of the Partnership Agreement for such year with respect to its Series A Preferred Partnership Units (excluding Net Income allocated to such holder to charge back Net Losses previously allocated to such holder) over (ii) the amount of distributions otherwise authorized and paid by the Partnership to such holder with respect to such Series A Preferred Partnership Units for such year.

(b)                                 No distributions on the Series A Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the Parent or the Partnership, including any agreement relating to indebtedness of the Parent or the Partnership, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c)                                  Notwithstanding the foregoing, distributions on the Series A Preferred Partnership Units shall accumulate whether or not the terms and provisions set forth in Section 3(b) hereof at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared.  Unpaid distributions on the Series A Preferred Partnership Units will accumulate as of the Distribution Payment Date on which they first become payable.

(d)                                 Except as set forth in Section 3(e) hereof, unless full cumulative distributions on the Series A Preferred Partnership Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Junior Units) shall be declared and paid or set apart for payment nor shall any other distribution be declared and made upon any Junior Units.  Notwithstanding the foregoing, the Partnership shall not be prohibited from declaring or paying or setting apart for payment any distribution on any Parity Units or Junior Units if such declaration, payment or setting apart for payment is necessary to maintain the Parent’s qualification as a REIT.

(e)                                  When distributions upon Series A Preferred Partnership Units and any Parity Units are not paid in full (or a sum sufficient for such full payment is not so set apart), all distributions authorized upon Series A Preferred Partnership Units and any Parity Units shall be authorized pro rata so that the amount of distributions declared per Series A Preferred Partnership Unit and such other Parity Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Partnership Unit and such other Parity Units (which shall not include any accrual in respect of unpaid distributions for prior dividend periods if such Parity Units do not have a cumulative distribution) bear to each other.

(f)                                   Holders of Series A Preferred Partnership Units shall not be entitled to any distribution, whether payable in cash, property or partnership units, in excess of full cumulative distributions on the Series A Preferred Partnership Units as provided above.  Any distribution made on Series A Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution or payments on Series A Preferred Partnership Units which may be in arrears.

(4)                                 Liquidation Preference.

(a)                                 Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, following any required distribution with respect to any Senior Units properly approved pursuant to Section 8(b) hereof, but prior to and in preference to any distribution being made to holders of Common Partnership Units and any other Junior Units, each holder of Series A Preferred Partnership Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution, a distribution pursuant to Section 13.2.A(4) of the Partnership Agreement, for each Series A Preferred Partnership Unit, in an amount equal to (i) the Liquidation Preference, plus (ii) an amount equal to all distributions accumulated and unpaid thereon to (but not including) the date of such cash distribution.

(b)                                 In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Partnership are insufficient to pay all amounts required to be paid to the holders of Series A Preferred Partnership Units and any Parity Units, then all of the assets legally available for distribution to the holders of Series A Preferred Partnership Units and any Parity Units shall be distributed among and paid to the holders of Series A Preferred Partnership Units and any Parity Units, ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full.  After payment of the full amount of liquidating distributions to which they are entitled, the holders of Series A Preferred Partnership Units will have no right or claim to any of the remaining assets of the Partnership.

(c)                                  For purposes of this Section 4, the merger or consolidation, unit exchange, sale of all or substantially all of the assets of the Partnership or any other similar reorganization or change of control transaction involving the Partnership shall not be deemed to be a liquidation, dissolution or winding up of the Partnership.

(5)                                 Series A Preferred Partnership Unit Holder Conversion Right.  On or after February 10, 2026 (the “Series A Preferred Unit Conversion Right Date”), each holder of Series A Preferred Partnership Units shall (without action by or approval of the General Partner, the Partnership, the holders of the Series A Preferred Partnership Units or any other Person) be entitled to convert any Series A Preferred Unit held by it (such right to convert, the “Series A Preferred Conversion Right”) into a number of Class A Units as is determined by dividing (x) the Liquidation Preference, plus all accumulated and unpaid distributions to, but not including, the applicable Series A Preferred Unit Conversion Date (as defined below), by (y) the VWAP of the Parent’s common stock, $0.01 par value per share (the “Common Stock”), over the twenty (20) trading days immediately preceding the Series A Preferred Unit Conversion Date.  The applicable holder of Series A Preferred Partnership Units may exercise the Series A Preferred

Conversion Right pursuant to this Section 5, as described in the immediately preceding sentence, by delivering notice to the General Partner (each, a “Conversion Election Notice”), which notice shall state: (i) that such holder intends to convert its Series A Preferred Partnership Units in accordance with this Section 5; (ii) the number of Series A Preferred Partnership Units to be converted; and (iii) the place or places where the certificates (if any) evidencing the Series A Preferred Partnership Units are to be surrendered.  Following the delivery by the applicable holder of a Series A Preferred Partnership Unit of the Conversion Election Notice, each Series A Preferred Partnership Unit described in the Conversion Election Notice shall convert into the number of Class A Units into which such Series A Preferred Partnership Unit is entitled to receive pursuant to the first sentence of this Section 5 on the first Business Day immediately following the receipt of the Conversion Election Notice by the General Partner (such conversion date, the “Series A Preferred Unit Conversion Date”).  No fractional Class A Units will be issued in connection with the conversion of Series A Preferred Partnership Units into Class A Units, and the number of Class A Units to be issued upon conversion shall be rounded down to the nearest whole unit.  From and after the applicable Series A Preferred Unit Conversion Date with respect to any Series A Preferred Partnership Units, such Series A Preferred Partnership Units shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.  For purposes of this Section 5, “VWAP” shall mean the dollar volume-weighted average price for such security on the New York Stock Exchange or any successor thereto or any other stock market on which the Common Stock is then listed (the “Exchange”) during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Exchange publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Exchange publicly announces is the official close of trading), as reported by Bloomberg Financial L.P. through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg Financial L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg Financial L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (or any successor thereto).

(6)                                 Termination Transaction.  In the case of a Termination Transaction occurring prior to the applicable Series A Preferred Unit Conversion Date with respect to any Series A Preferred Partnership Units, then, at the effective time of such Termination Transaction, each Series A Preferred Partnership Unit shall be converted into a right to receive the kind and amount of securities or other property or assets (including cash or any combination thereof) that a holder of Series A Preferred Partnership Units would have received in respect of Class A Units issuable upon conversion of such Series A Preferred Partnership Units immediately prior to such Termination Transaction, as determined in accordance with Section 5 hereof (assuming that such conversion had taken place immediately prior to the consummation of the Termination Transaction) (such consideration, the “Termination Conversion Consideration”); provided, however, that, in the event that the Consent of the Outside Limited Partners is required to be obtained pursuant to Section 11.2B(i) of the Partnership Agreement with respect to any applicable Termination Transaction, then each holder of the Series A Preferred Partnership Units shall have the right to elect, in lieu of receipt of the Termination Conversion Consideration, effective immediately prior to the consummation of the Termination Transaction, that each Series A Preferred Partnership Unit held by it shall be converted into the right to receive the kind and amount of securities or other property or assets (including cash or any combination thereof) that a holder of Series A Preferred Partnership Units would have received in respect of the number of Shares held by such holder if, immediately prior to the consummation of the Termination Transaction, the holder had (i) received the number of Class A Units issuable upon conversion of such Series A Preferred Partnership Unit, as determined in accordance with Section 5 hereof (assuming that such conversion had taken place immediately prior to the consummation of the Termination Transaction), and (ii) redeemed the Class A Units received pursuant to clause (i) of this Section 6 into for a number of Shares issuable upon redemption of such Class A Units in accordance with Section 8.6 of the Partnership Agreement (assuming that such redemption had taken place immediately prior to the consummation of the Termination Transaction).

(7)                                 Redemption.

(a)                                 By the Holders.

(i)                                     Notwithstanding anything in the Partnership Agreement to the contrary, but subject to Section 6 hereof, holders of Series A Preferred Partnership Units shall not be permitted to tender their Series A Preferred Partnership Units for redemption by the Partnership in accordance with Section 8.6 the Partnership Agreement; provided, however, that any Class A Units received as a result of a conversion of Series A Preferred Partnership Units into Class A Units pursuant to Sections 5 or 6 hereof shall thereafter be subject to Section 8.6 of the Partnership Agreement to the same extent as any other Class A Unit of the Partnership then outstanding; provided further, that for the avoidance of doubt, but subject to the provisions of Section 7(a)(ii) hereof, any Class A Units received as a result of a conversion of Series A Preferred Partnership Units into Class A Units shall be eligible to be tendered for redemption by the holders thereof on or after the Series A Preferred Unit Conversion Right Date.  From and after the applicable Series A Preferred Unit Conversion Date, the Series A Preferred Partnership Units shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.

(ii)                                  Notwithstanding anything herein or in the Partnership Agreement to the contrary, unless the Parent’s stockholders vote to approve the issuance of shares in excess of the Share Cap (as defined below) in accordance with Section 312 of the Exchange listed company manual (“Stockholder Approval”), the maximum number of Shares that Redeemable Units Holder shall be entitled to receive upon redemption of any Class A Units held by it (including any Class A Units issued upon the conversion of the Series A Preferred Partnership Units held by it) shall be 2,394,913, which, together with any Shares issued on the date of closing of the transactions under the Purchase Agreement to the Contributor thereunder, shall in no event be greater than 19.99% of the sum of the total outstanding Shares and outstanding Class A Units as of date of the Purchase Agreement (the “Share Cap”).  In the event that any Redeemable Units Holder seeks to redeem a number of OP Units that, together with any Shares issued on the date of closing of the transactions under the Purchase Agreement to the Contributor thereunder, would exceed the Share Cap (such Class A Units, the “Excess Units”) prior to the time that Parent has obtained Stockholder Approval, any redemption of the Excess Units by the Partnership or Parent will only be made for cash; provided, however, that, if the Partnership and Parent do not have access to cash sufficient to redeem such Excess Units upon the Redeemable Units Holder’s request for redemption, the Parent shall have 4 months from the date the notice of redemption is received by the Partnership to either (x) satisfy such Redeemable Units Holder’s redemption request for cash, or (y) seek Stockholder Approval.  For purposes of this Section 7(a)(ii), “Redeemable Units Holder” means (A) each holder of Series A Preferred Partnership Units, (B) each affiliate of such person described in clause (A) of this definition, and (C) each other person that, following any transfer (in accordance with Article XI of the Partnership Agreement) by a person described in clause (A) of this definition or any subsequent transferee, holds (1) Series A Preferred Partnership Units, or (2) Class A Units received following conversion of any Series A Preferred Partnership Units.

(b)                                 By the Partnership.  On and after February 10, 2021, prior to the Series A Preferred Unit Conversion Right Date, the Partnership shall have the right, at its option, at any time or from time to time, upon not less than 30 days’ written notice, to redeem the Series A Preferred Partnership Units, in whole or in part, for cash in an amount per unit equal to the Liquidation Preference, plus all distributions accumulated and unpaid thereon to, but not including, the date of redemption (the “Redemption Price”).

(c)                                  Procedures for Redemption by Partnership.  The Partnership may exercise its option pursuant to Section 7(b) hereof by delivering notice of such exercise to each holder of Series A Preferred Partnership Units in accordance with Section 15.1 of the Partnership Agreement, which notice shall state: (i) the date of redemption, which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date such notice is sent; (ii) the Redemption Price; (iii) the number of Series A Preferred Partnership Units to be redeemed and, if fewer than all of the Series A Preferred Partnership Units held by such holder are to be redeemed, the number or percentage of such Series A Preferred Partnership Units to be redeemed from such holder; (iv) the place or places where the certificates (if any) evidencing the Series A Preferred Partnership Units are to be surrendered for payment of the Redemption Price and any other documents required in connection with the redemption; and (v) that the distributions on such Series A Preferred Partnership Units to be redeemed will cease to accrue on the date of redemption except as otherwise provided herein.  A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any Series A Preferred Partnership Units except as to the holder to whom notice was defective or not given.  If fewer than all of the outstanding Series A Preferred Partnership Units are to be redeemed, the units to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional units).  From and after the date of redemption, any Series A Preferred Partnership Units redeemed pursuant to this Section shall no longer be outstanding and all rights hereunder with respect to such Series A Preferred Partnership Units shall cease.

(8)                                 Voting Rights.

(a)                                 Notwithstanding any other provision of the Partnership Agreement, including, without limitation, Section 11.2 and Article XIV thereof, the holders of Series A

Preferred Partnership Units shall have no voting rights, except as required by applicable law and as set forth in Section 8(b) hereof.

(b)                                 So long as Series A Preferred Partnership Units remain outstanding, neither the General Partner nor the Limited Partners may, without the vote or consent of the Limited Partners holding more than fifty percent (50%) of all Series A Preferred Partnership Units then outstanding: (i) issue any Senior Units; (ii) issue any additional Series A Preferred Partnership Units; or (iii) amend the Partnership Agreement (including this Exhibit H) in any manner that materially and adversely affects the rights or benefits of Series A Preferred Partnership Units, except for any amendment that affects all holders of Class A Units and does not disproportionately and adversely affect holders of Series A Preferred Partnership Units; provided, however, that the creation or issuance of Parity Units or Junior Units and any increase in the amount of authorized Parity Units (other than any issuance of additional Series A Preferred Partnership Units) or Junior Units shall not require the vote or consent of the holders of Series A Preferred Partnership Units and shall not be deemed to adversely affect the rights or benefits of Series A Preferred Partnership Units.

(9)                                 Allocations for Capital Account Purposes.  The Partnership’s Net Income, Net Loss and items of income, gain, loss, deduction and credit shall be allocated to the holders of Series A Preferred Partnership Units in accordance with the Partnership Agreement, including Article VI of the Partnership Agreement; it being understood and agreed that in effecting the allocation provisions of the Partnership Agreement, the Series A Preferred Partnership Units shall be deemed to constitute Partnership Interests that are entitled to a preference upon liquidation and a preference in distribution for purposes of Section 6.1.A(4) and Section 6.1.A(5) of the Partnership Agreement, respectively.  Accordingly, until additional classes of Partnership Interests, if any, are established pursuant to the terms of the Partnership Agreement:

(a)                                 pursuant to Section 6.1.A(4) of the Partnership Agreement, Net Income shall be allocated to each holder of Series A Preferred Partnership Units, until the cumulative Net Income allocated under Section 6.1.A(4) of the Partnership Agreement to such holder equals the cumulative Net Losses allocated to such holder under Section 6.1.B(3) of the Partnership Agreement with respect to its Series A Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(4) of the Partnership Agreement;

(b)                                 pursuant to Section 6.1.A(5) of the Partnership Agreement, Net Income shall be allocated to each holder of Series A Preferred Partnership Units,  until the cumulative allocations made under Section 6.1.A(5) of the Partnership Agreement to such holder equals the cumulative amount of distributions payable (whether or not authorized or paid) pursuant to Section 3 with respect to such holder’s Series A Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(5) of the Partnership Agreement;

(c)                                  pursuant to Section 6.1.A(6) of the Partnership Agreement, no Net Income shall be allocated to the holders of Series A Preferred Partnership Units; and

(d)                                 pursuant to Section 6.1.B(3) of the Partnership Agreement, Net Losses shall be allocated to the holders of Series A Preferred Partnership Units, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made; provided, however, that Net Losses shall not be allocated to any such holders pursuant to Section 6.1.B(3) of the Partnership Agreement to the extent that such allocation would cause such holder to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the holder’s Adjusted Capital Accounts any amount that the holder is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 of the Partnership Agreement) at the end of such taxable year (or portion thereof).

Notwithstanding any provision in the Partnership Agreement to the contrary, in allocating Net Income pursuant to Section 6.1 of the Partnership Agreement and taxable income and gain pursuant to Section 2 of Exhibit C of the Partnership Agreement, the General Partner shall be entitled, in its discretion, to make such allocations in such a manner so as to cause, to the greatest extent possible, allocations of Net Income (and items thereof) to the holders of Series A Preferred Partnership Units pursuant to Section 6.1.B(5) to be matched with allocations, for income tax purposes, of taxable ordinary income of the Partnership.